Exhibit 99.1

Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925-924-5742
mkourey@polycom.com

POLYCOM APPOINTS DAVID DEWALT, EXECUTIVE VICE PRESIDENT OF EMC,

TO BOARD OF DIRECTORS

PLEASANTON, Calif. – November 3, 2005 – Polycom®, Inc. (NASDAQ: PLCM), the world’s leading provider of unified collaborative communications solutions, today announced it has appointed David DeWalt to its board of directors. Mr. DeWalt is an executive vice president at EMC Corporation, the world leader in information management and storage, and is the president of EMC’s software group, responsible for its business, product, technology and go-to-market strategies.

A veteran technology industry leader, DeWalt served as president and CEO of Documentum Inc., the global leader in enterprise content management, before the company was acquired by EMC in 2003. Prior to leading Documentum, Mr. DeWalt held senior positions with web content software provider Eventus Software, e-business software provider Segue Software, performance management solution provider Quest Software, and Oracle Corporation.

“We are very pleased to have David join our board of directors,” said Bob Hagerty, Chairman and CEO of Polycom. “He brings a valuable perspective on how organizations leverage their intellectual capital as well as a clear awareness of the importance of helping these organizations share information and best practices efficiently in order to reach markets. That expertise adds another dimension to our own positioning around real-time collaborative communications.”

“Polycom is a company focused on the importance of communication and sharing information,” said David DeWalt. “I’m proud to join the Polycom Board of Directors to help this dynamic company remain at the forefront as organizations reach the tipping point for collaborative communications.”

Mr. DeWalt has a B.S. in Computer Science and Electrical Engineering from the University of Delaware, and he was named one of the 25 most influential executives in high technology by the readers of Computer Reseller News.

About Polycom

Polycom, Inc. is the worldwide leader in unified collaborative communications (UCC) that maximize the efficiency and productivity of people and organizations by integrating the broadest array of video, voice, data and Web solutions to deliver the ultimate communications experience. Polycom’s hiqh quality, standards-based conferencing and collaboration solutions are easy to deploy and manage, as well as intuitive to use. Supported by an open architecture, they integrate seamlessly with leading telephony and presence-based networks. With its market driving technologies, best-in-class products, alliance partnerships, and world-class service, Polycom is the smart choice for organizations seeking proven solutions and a competitive advantage in real-time communications and collaboration. For additional information call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom website at www.polycom.com.

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Polycom and the Polycom logo are registered trademarks and the Polycom Office is a trademark of Polycom in the U.S. and various countries. EMC is a registered trademark of EMC Corporation. All other trademarks are the property of their respective owners. ©2005, Polycom, Inc. All rights reserved.